Filed pursuant to Rule 433

November 29, 2021

Relating to

Preliminary Prospectus Supplement dated November 29, 2021

to

Prospectus dated September 23, 2019

Registration Statement No. 333-233896-05

Duke Energy Florida, LLC

$650,000,000 First Mortgage Bonds, 2.40% Series due 2031
$500,000,000 First Mortgage Bonds, 3.00% Series due 2051

Pricing Term Sheet

Issuer:	Duke Energy Florida, LLC
Trade Date:	November 29, 2021
Settlement Date:	December 2, 2021 (T + 3)
Ratings (Moody’s/S&P):*	A1/A (stable/stable)
Interest Payment Dates:	June 15 and December 15 of each year, beginning on June 15, 2022
Security Description:	First Mortgage Bonds, 2.40% Series due 2031 (the “2031 Sustainability Bonds”)	First Mortgage Bonds, 3.00% Series due 2051 (the “2051 Sustainability Bonds”)
Principal Amount:	$650,000,000	$500,000,000
Maturity Date:	December 15, 2031	December 15, 2051
Price to Public:	99.849% per 2031 Sustainability Bond, plus accrued interest, if any, from December 2, 2021	99.430% per 2051 Sustainability Bond, plus accrued interest, if any, from December 2, 2021
Coupon:	2.40%	3.00%
Benchmark Treasury:	1.375% due November 15, 2031	2.000% due August 15, 2051
Benchmark Treasury Yield:	1.517%	1.879%
Spread to Benchmark Treasury:	+ 90 bps	+ 115 bps
Yield to Maturity:	2.417%	3.029%

Redemption Provisions/ Make-Whole Call:	At any time before September 15, 2031 (which is the date that is three months prior to the maturity date of the 2031 Sustainability Bonds (the “2031 Par Call Date”)), redeemable at the Treasury Rate applicable to the 2031 Sustainability Bonds + 15 bps. At any time on or after the 2031 Par Call Date, redeemable at par.	At any time before June 15, 2051 (which is the date that is six months prior to the maturity date of the 2051 Sustainability Bonds (the “2051 Par Call Date”)), redeemable at the Treasury Rate applicable to the 2051 Sustainability Bonds + 20 bps. At any time on or after the 2051 Par Call Date, redeemable at par.
CUSIP / ISIN:	26444H AK7/US26444HAK77	26444H AL5/US26444HAL50
Joint Book-Running Managers:

BofA Securities, Inc.
Goldman Sachs & Co. LLC
Mizuho Securities USA LLC
SMBC Nikko Securities America, Inc.
Truist Securities, Inc.
MUFG Securities Americas Inc.
Scotia Capital (USA) Inc.
TD Securities (USA) LLC

Co-Managers:

Loop Capital Markets LLC
Santander Investment Securities Inc.
Siebert Williams Shank & Co., LLC
Cabrera Capital Markets LLC
C.L. King & Associates, Inc.
Great Pacific Securities
Mischler Financial Group, Inc.

* Security ratings are not recommendations to buy, sell or hold securities. The ratings are subject to change or withdrawal at any time by the respective credit rating agencies.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll free at 1-800-294-1322, Goldman Sachs & Co. LLC toll free at 1-866-471-2526, Mizuho Securities USA LLC toll free at 1-866-271-7403, SMBC Nikko Securities America, Inc. toll free at 1-888-868-6856 or Truist Securities, Inc. toll free at 1-800-685-4786.